QuickLinks -- Click here to rapidly navigate through this document

Prospectus Supplement
March 11, 2002
(To Prospectus dated September 11, 2000)

$400,000,000

ERP Operating Limited Partnership

6.625% Notes due March 15, 2012

        We are offering for sale $400,000,000 principal amount of our 6.625% notes due March 15, 2012. We will pay interest on the notes on March 15 and September 15 of each year, beginning September 15, 2002. We may redeem the notes at any time before maturity.

        The notes will be unsecured and will rank equally with all of our other unsecured senior indebtedness. The notes will be issued only in registered form in denominations of $1,000.

        We do not intend to apply for listing of the notes on any national securities exchange. Currently, there is no public market for the notes.

        Investing in our notes involves risks that are described in the "Risk Factors" section beginning on page S-3.

	Per Note	Total
Offering Price(1)	99.266%	$397,064,000
Discounts and Commissions to Underwriters	0.650%	$2,600,000
Offering Proceeds to ERP Operating Limited Partnership	98.616%	$394,464,000

(1)
Plus accrued interest from March 14, 2002, if settlement occurs after that date.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The notes will be ready for delivery in book-entry form only through The Depository Trust Company on or about March 14, 2002.

Joint Book-Running Managers

Banc of America Securities LLC	JPMorgan
Banc One Capital Markets, Inc.
Wachovia Securities
Commerzbank Securities
PNC Capital Markets, Inc.

Prospectus Supplement
ERP Operating Limited Partnership	S-3
Risk Factors	S-3
Where You Can Find More Information About Us	S-3
Use of Proceeds	S-4
Description of Notes	S-4
Underwriting	S-6
Legal Matters	S-8
Annex A	A-1
Prospectus
Where You Can Find More Information About Us	3
Special Note Regarding Forward-Looking Statements	3
Our Business	5
Our Anticipated Use of Proceeds from Sales of Debt Securities	6
Ratios of Earnings to Combined Fixed Charges and Preference Unit Distributions	6
Description of Debt Securities	6
Plan of Distribution	22
Experts	22
Legal Matters	23

        You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate only as of their dates. Our business, financial condition, results of operations and prospects may have changed since then.

ERP OPERATING LIMITED PARTNERSHIP

        We and our managing general partner, Equity Residential Properties Trust, were formed to continue and expand the national multifamily property business organized by Samuel Zell, Chairman of the Board of Equity Residential. As of February 28, 2002, we had a national portfolio of 1,071 multifamily properties containing 224,061 apartment units in 36 states. As of February 28, 2002, our properties had an average occupancy rate of approximately 94%. In addition, as of February 28, 2002, we managed an additional 1,693 units owned by affiliated and unaffiliated entities. We are a limited partnership organized under the laws of the State of Illinois.

RISK FACTORS

        In addition to the risks relating to our business, which are incorporated by reference into this prospectus supplement from our Annual Report on Form 10-K for the year ended December 31, 2001 filed by us with the Securities and Exchange Commission on March 8, 2002, and the other information included in this prospectus supplement and the accompanying prospectus, you should carefully consider the following material risk factors before making an investment in the notes.

You may not be able to sell your notes.

        The notes are a new issue of securities with no established trading market. We have been advised by the underwriters that they intend to make a market in the notes, but are not obligated to do so and may discontinue market making at any time without notice. We can give no assurance as to the liquidity or the development of any trading market for the notes.

The notes are unsecured, will rank equally with all of our other unsecured and unsubordinated debt and are effectively subordinated to our secured debt with respect to our property securing such debt.

        The notes are our direct, unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness. The claims of any secured mortgage lender will have priority over the notes only with respect to any specific property of ours which secures such lender's mortgage. As of December 31, 2001, the mortgages on our properties totaled approximately $3.3 billion. Our outstanding indebtedness with which the notes will have equal rank was approximately $2.4 billion in principal amount as of December 31, 2001. As of December 31, 2001, our total debt was approximately $5.7 billion, and on a pro forma basis giving effect to this offering and the use of proceeds as set forth below, our total outstanding indebtedness was approximately $5.7 billion. Except as limited by the indenture governing the terms of the notes and as described under "Description of Debt Securities—Certain Covenants—Limitations on Incurrence of Debt" in the accompanying prospectus, there are no limits on the amount of secured and unsecured indebtedness that we may incur.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

        This prospectus supplement and the accompanying prospectus, which we refer to together as the prospectus, do not contain all of the information included in the registration statement. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. For further information, we refer you to the registration statement on Form S-3, including its exhibits. Statements contained in this prospectus about the provisions or contents of any agreement or other document are not necessarily complete. If SEC rules and regulations require that such agreement or document be filed as an exhibit to the registration statement, please see such agreement or document for a complete description of these matters. You should not assume that the information in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement or the date on the front of the accompanying prospectus.

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room in Washington, D.C., 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to you at the SEC's web site at http://www.sec.gov.

        The SEC allows us to "incorporate by reference" into this prospectus the information we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information filed with the SEC will update and supersede this information. In addition to document (3) referenced in the accompanying prospectus under the heading "Where You Can Find More Information About Us," we incorporate by reference the document listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, until our offering is completed:

ERP Operating Limited Partnership (SEC File No. 0-24920)	Filed on
Annual Report on Form 10-K for the year ended December 31, 2001, except for the information required by Item 11 of Form 10-K which is set forth on Annex A to this prospectus supplement	March 8, 2002

        You may request a copy of this filing, at no cost, by writing to or telephoning us at the following address:

ERP Operating Limited Partnership Two North Riverside Plaza, Suite 400 Chicago, Illinois 60606 Attention: Cynthia McHugh Telephone number: (312) 474-1300

USE OF PROCEEDS

        We will use the net proceeds from the offering of these notes to repay indebtedness under our $700 million revolving credit facility, which matures in August 2002, to pay off $125 million of our outstanding 7.95% notes, which become due on April 15, 2002, and for general company purposes. The outstanding amount under the $700 million credit facility as of February 28, 2002 was $262 million, bearing interest at a weighted average annual rate of 2.38%. Affiliates of all of the underwriters of this offering are lenders under the $700 million revolving credit facility and upon application of the net proceeds from this offering of the notes, each will receive its proportionate share of the amount of the credit facility to be repaid.

DESCRIPTION OF NOTES

        The following description of the particular terms of the notes offered hereby supplements the description of the general terms and provisions of debt securities set forth in the accompanying prospectus under the caption "Description of Debt Securities."

General

        We are offering for sale $400,000,000 of our 6.625% notes maturing on March 15, 2012. We will issue the notes as a separate series of debt securities under the Indenture which is more fully described in the accompanying prospectus. Some terms used in this prospectus supplement are defined in the accompanying prospectus.

        We will pay interest on the notes semi-annually in arrears on March 15 and September 15 of each year, commencing September 15, 2002, to the registered holders of the notes on the preceding March 1 or September 1, as the case may be.

        We may from time to time without the consent of existing holders create and issue additional notes having the same terms and conditions as the notes offered by this prospectus supplement in all respects, except for the issue date, issue price and, under some circumstances, the date of the first payment of interest thereon. Additional notes issued in this manner will be consolidated with and form a single series with the previously outstanding series of these notes.

        The notes are our direct, unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness. The claims of any secured mortgage lender will have priority over the notes only with respect to any specific property of ours which secures such lender's mortgage. As of December 31, 2001, the mortgages on our properties totaled approximately $3.3 billion. Our outstanding indebtedness with which the notes will have equal rank was approximately $2.4 billion in principal amount as of December 31, 2001. As of December 31, 2001, our total debt was approximately $5.7 billion, and on a pro forma basis giving effect to this offering and the use of proceeds as set forth above, our total outstanding indebtedness was approximately $5.7 billion. Except as limited by the Indenture and as described under "Description of Debt Securities—Certain Covenants—Limitations on Incurrence of Debt" in the accompanying prospectus, we may incur additional secured and unsecured indebtedness.

        The notes will be issued only in fully registered, book-entry form. See "Description of Debt Securities—Book Entry Registration" in the accompanying prospectus.

        The notes are not repayable at the option of any holder before maturity. The notes will not be subject to a sinking fund.

        The defeasance and covenant defeasance provisions of the Indenture, described under "Description of Debt Securities—Discharge, Defeasance and Covenant Defeasance" in the accompanying prospectus, apply to the notes.

        Please refer to the section entitled "Description of Debt Securities—Certain Covenants" and "—Additional Covenants and/or Modifications to the Covenants Described Above" in the accompanying prospectus for a description of the covenants applicable to the notes.

        Except as described in this prospectus supplement or under "Description of Debt Securities—Certain Covenants—Limitations on Incurrence of Debt" and under "—Merger, Consolidation or Sale" in the accompanying prospectus, the Indenture does not contain any other provisions that would limit our ability to incur indebtedness or that would afford holders of the notes protection in the event of (1) a highly leveraged or similar transaction involving us or our general partner or any of our affiliates, (2) a change of control, or (3) a reorganization, restructuring, merger or similar transaction involving us that may adversely affect the holders of the notes. In addition, subject to the limitations set forth under "Description of Debt Securities—Merger, Consolidation or Sale" in the accompanying prospectus, we may, in the future, enter into certain transactions such as the sale of all or substantially all of our assets or a merger or consolidation of us with another entity that would increase the amount of indebtedness or substantially reduce or eliminate our assets, which may have an adverse effect on our ability to service our indebtedness, including the notes.

        We have no present intention of engaging in a highly leveraged or similar transaction.

Optional Redemption at Our Election

        We may redeem the notes at any time in whole or, from time to time, in part, at our election, at a redemption price equal to the sum of (1) the principal amount of the notes being redeemed plus accrued interest thereon to the redemption date and (2) the Make-Whole Amount (as described in the accompanying prospectus under the section entitled "Description of Debt Securities"), if any, with respect to such notes, which we refer to collectively as the "Redemption Price." Notice of any optional redemption of any notes will be given to holders at their addresses, as shown in the security register, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the Redemption Price and the principal amount of the notes held by the holder to be redeemed.

UNDERWRITING

        Subject to the terms and conditions set forth in an underwriting agreement among Banc of America Securities LLC, J.P. Morgan Securities Inc., Banc One Capital Markets, Inc., First Union Securities, Inc., Commerzbank Capital Markets Corporation, and PNC Capital Markets, Inc., as underwriters, and us, we have agreed to sell to the underwriters, and the underwriters have severally agreed to purchase, the principal amounts of the notes set forth opposite their respective names below. The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions precedent and that when such conditions are satisfied the underwriters will be obligated to purchase all of the notes.

Underwriter	Principal Amount
Banc of America Securities LLC	$160,000,000
J.P. Morgan Securities Inc.	160,000,000
Banc One Capital Markets, Inc.	30,000,000
First Union Securities, Inc.	30,000,000
Commerzbank Capital Markets Corporation	10,000,000
PNC Capital Markets, Inc.	10,000,000

Total	$400,000,000

        The underwriters have agreed to purchase all of the notes sold pursuant to the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the underwriting commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

        We have agreed to indemnify the several underwriters against, or contribute to payments that the underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act of 1933.

        The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

        The underwriters have advised us that they propose initially to offer the notes to the public at the public offering price set forth on the cover of this prospectus supplement and to certain dealers at such price, less a concession not in excess of 0.40% of the principal amount of the notes. The underwriters may allow, and such dealers may reallow, a discount not in excess of 0.25% of the principal amount of the notes on sales to certain other dealers. After the initial public offering of the notes, the public offering price, concession and discount may be changed.

        We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $600,000.

New Issue of Notes

        The notes are a new issue of securities with no established trading market. We have been advised by the underwriters that they intend to make a market in the notes, but are not obligated to do so and may discontinue market making at any time without notice. We can give no assurance as to the liquidity or development of any trading market for the notes.

Price Stabilization and Short Position

        In connection with the offering, the underwriters are permitted to engage in certain transactions that stabilize the price of the notes. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the notes. If the underwriters create a short position in the notes in connection with the offering, i.e., if they sell a greater aggregate principal amount of notes than is set forth on the cover of this prospectus supplement, the underwriters may reduce that short position by purchasing notes in the open market. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

        Neither we nor any underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any underwriter makes any representation that the underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

Other Relationships

        From time to time, the underwriters and certain of their affiliates have engaged, and may in the future engage, in transactions with, and perform investment banking and/or commercial banking services for, us and our affiliates in the ordinary course of business. Affiliates of all of the underwriters of the offering are lenders on our $700 million credit facility. These affiliates will receive their proportionate share of the amount of the credit facility to be repaid with the proceeds of this offering. Because more than ten percent of the net proceeds of the offering may be paid to members or affiliates of members of the National Association of Securities Dealers, Inc. participating in the offering, the offering will be conducted in accordance with NASD Conduct Rule 2710(c)(8).

        Bank One Trust Company, National Association (as successor in interest to The First National Bank of Chicago), an affiliate of Banc One Capital Markets, Inc., acts as Trustee under the Indenture.

        We have purchased, and may purchase in the future, multifamily properties from affiliates of certain of the underwriters.

Other Matters

        Banc of America Securities LLC and J.P. Morgan Securities Inc. will make the notes available for distribution on the Internet through a proprietary Web site and/or a third-party system operated by Market Axess Inc., an Internet-based communications technology provider. Market Axess Inc. is providing the system as a conduit for communications between Banc of America Securities LLC, J.P. Morgan Securities Inc. and their respective customers and is not a party to any transactions. Market Axess Inc., a registered broker-dealer, will receive compensation from Banc of America Securities LLC and J.P. Morgan Securities Inc. based on transactions Banc of America Securities LLC and J.P. Morgan Securities Inc. conduct through the system. Banc of America Securities LLC and J.P. Morgan Securities Inc. will make the notes available to their respective customers through the Internet distributions, whether made through a proprietary or third-party system, on the same terms as distributions made through other channels.

        First Union Securities, Inc. is an indirect, wholly-owned subsidiary of Wachovia Corporation, which conducts its investment banking, institutional and capital markets businesses through its various bank, broker-dealer and nonbank subsidiaries (including First Union Securities, Inc.) under the trade name of Wachovia Securities. Any reference to Wachovia Securities in this prospectus supplement, however, does not include Wachovia Securities, Inc., member NASD/SIPC and a separate broker-dealer subsidiary of Wachovia Corporation and sister affiliate of First Union Securities, Inc. which may or may not be participating as a selling dealer in the distribution of the notes.

LEGAL MATTERS

        The legality of the notes will be passed upon for us by Piper Marbury Rudnick & Wolfe, Chicago, Illinois and certain legal matters will be passed upon for the underwriters by Hogan & Hartson L.L.P., Washington, D.C. Hogan & Hartson L.L.P. from time to time provides services to us and other entities affiliated with Mr. Zell.

ANNEX A

        We do not have any trustee or executive compensation. In response to Item 11 of Form 10-K, we have set forth below information relating to the compensation of trustees and executive officers of Equity Residential, our general partner. This information is included in the preliminary proxy statement of Equity Residential (SEC File No. 1-12252) filed on March 8, 2002. As used below, references to the Company shall mean Equity Residential Properties Trust and references to the Operating Partnership shall mean ERP Operating Limited Partnership.

COMPENSATION OF TRUSTEES

        Trustees who are not employees of the Company each received an annual fee in 2001 of $40,000 for serving as trustees. In addition, trustees who serve on the Executive Committee, the Compensation Committee, the Audit Committee or the Corporate Governance Committee receive an additional $1,000 per year for each committee on which they serve. Committee chairs for the Audit Committee and the Compensation Committee receive an additional $4,000 per year, the committee chair of the Executive Committee receives an additional $500 per year and the committee chair of the Corporate Governance Committee receives an additional $1,500 per year. The Company also reimburses the trustees of each committee for travel expenses incurred in connection with their activities on behalf of the Company. In May 2001, each trustee was also granted options to purchase 10,000 common shares at the current market price on the grant date. These options vest in equal installments of six months, one year and two years from the date of grant.

        Effective January 2002, the annual fee for serving as a non-employee trustee was increased to $45,000 from $40,000, and each trustee also now has the ability to convert up to one-half of the annual grant of 10,000 options into restricted common shares as of the grant date, thereby reducing the number of options granted. The number of restricted shares is determined by dividing the total value of the option grant being converted, using the same valuation criteria utilized in the Company's annual employee option grants made on the same date, by the closing price of the Company's common shares on the grant date. The restricted shares vest in full on the third anniversary of the grant date. Distributions are paid on these restricted shares at the same rate as on unrestricted common shares. For trustees retiring from the Board, vesting of options and restricted shares granted as compensation for serving as a trustee is accelerated and options may be exercised through the expiration of their term (i.e., ten years from the date of grant). Options and restricted share awards issued to Mr. Zell as Chairman and to Messrs. Crocker and Spector as employees are subject to the same vesting restriction upon retirement as other employees of the Company.

        In January 2002, Messrs. Halperin and White and Ms. Rosenberg were also each granted $25,000 of long-term compensation and Messrs. Alexander, Evans, Harper and Lowenthal were each granted $10,000 of long-term compensation in recognition of the extraordinary time and effort they have spent in the search for the new President of the Company. Each of these trustees may elect to receive this long-term compensation as restricted shares or options or any combination thereof, utilizing the same valuation criteria described above for annual trustee compensation.

        Mr. Zell also receives restricted shares and options for his services as Chairman as described in Employment Contracts and Change in Control Arrangements below.

        The Company has adopted an optional deferred compensation plan for its non-employee trustees pursuant to which these trustees may place any percentage of their annual trustees' cash compensation in a Supplemental Retirement Savings Plan on a tax deferred basis and use the funds to purchase common shares under the Company's 1996 Non-Qualified Employee Share Purchase Plan. Each trustee is immediately 100% vested in his or her common shares and is allowed to begin withdrawals over a one to ten year period following termination of his or her trusteeship. The majority of the trustees have elected to join the deferred compensation plan and defer the taxation of all fees received. The trustees also have the ability to place their restricted shares in the Supplemental Retirement Savings Plan upon the vesting of the shares.

EXECUTIVE COMPENSATION

        The following tables show the compensation for Douglas Crocker II, the Chief Executive Officer, and the other four most highly compensated executive officers of Equity Residential.

SUMMARY COMPENSATION TABLE

Long-Term Compensation
	Annual Compensation			Awards		Payouts
Name and Principal Position	Year	Salary(1)	Cash Bonus(1)	Restricted Share Awards(2)	Number of Options Granted(3)	Long-Term Incentive Payouts(4)	All Other Compensation(5)
Douglas Crocker II Chief Executive Officer	2001 2000 1999	$800,000 700,000 700,000	$1,100,000 1,500,000 1,250,000	$3,946,440 1,699,997 1,619,275	730,794 330,474 350,000	$1,572,858 0 0	$11,900 9,600 9,600
Gerald A. Spector Executive Vice President & Chief Operating Officer	2001 2000 1999	550,000 445,000 425,000	500,000 559,231 600,000	1,594,625 699,991 744,634	364,742 176,172 180,000	954,950 0 0	11,900 9,600 9,600
David J. Neithercut Executive Vice President & Chief Financial Officer	2001 2000 1999	350,000 300,000 280,000	375,000 450,000 280,000	674,314 274,992 0	132,704 65,282 149,246	572,987 0 0	21,900 63,600 63,108
Frederick C. Tuomi Executive Vice President & President—Western Division	2001 2000 1999	350,000 300,000 275,000	325,000 400,000 275,000	664,391 239,986 273,396	147,536 56,974 60,000	640,361 0 0	21,900 63,600 204,566
Alan W. George Executive Vice President & Chief Investment Officer	2001 2000 1999	350,000 300,000 275,000	325,000 350,000 275,000	640,966 239,957 275,124	123,030 56,972 70,000	640,361 0 0	21,900 63,600 64,200

(1)
Includes any compensation deferred under the Company's deferred compensation plan. Cash bonuses are reported in the year earned, even if paid in a subsequent year.

(2)
The dollar amount shown equals the number of restricted shares granted in each year, multiplied by the fair market value of the common shares on the grant date. These shares vest upon completion of three years of continuous employment following the grant date, with the exception of the restricted shares issued in connection with the termination of the 1998 Performance Share Plan, which vest in equal installments over three years. The valuations do not take into account the diminution in value attributable to the restrictions applicable to the common shares. Distributions are paid on all restricted shares at the same rate as on unrestricted common shares. The total number of restricted vested common shares awarded to each named executive officer for the years 2001, 2000 and 1999, respectively, were: Mr. Crocker—149,326, 80,712 and 80,586; Mr. Spector—60,262, 33,234 and 37,058; Mr. Neithercut—25,626, 13,056 and 0; Mr. Tuomi, 25,252, 11,394, and 13,606; and Mr. George—24,350, 11,394 and 13,692.

  The number and value ($28.71 per share) of the restricted share holdings of each executive officer listed above at December 31, 2001 were as follows:

Name	Number of Restricted Common Shares	Value at December 31, 2001
Douglas Crocker II	214,708	$6,164,267
Gerald A. Spector	84,188	2,417,037
David J. Neithercut	33,098	950,244
Frederick C. Tuomi	30,404	872,899
Alan W. George	29,502	847,002
(3)
Shares underlying options are reported in the year granted.

(4)
The dollar amount shown reflects the fair market value of vested common shares (valued at $25.65 each) issued in January 2001 under the Company's 1997 Performance Based Plan. Each executive earned 219% (of a maximum 225%) of the target number of common shares based on the Company's financial performance during the 1997-2000 calendar years. 75% of the common shares issued are vested with the balance issued as restricted shares, which are reflected in the Restricted Share Award column and which vest in January 2003. The total number of vested common shares awarded to each named executive were: Mr. Crocker—45,990; Mr. Spector—27,922; Mr. Neithercut—16,754; Mr. Tuomi—18,724; and Mr. George—18,724.

(5)
Principally includes employer matching and profit-sharing contributions to the Company's 401(k) Plan, and for Mr. Tuomi, $138,182 in reimbursements related to his relocation from Chicago to Southern California in 1999. This column also reflects the dollar value of life insurance premiums paid for the purchase of split-dollar life insurance policies for the following executive officers: Mr. Neithercut: 2001—$10,000, 2000—$54,000, and 1999—$53,508; Mr. Tuomi: 2001—$10,000, 2000—$54,000, and 1999—$56,784; and Mr. George: 2001—$10,000, 2000—$54,000, and 1999—$54,600. While the executive is the owner of such policy, upon the executive's death, the Company will receive from the death benefits all premiums paid by it on the executive's behalf, plus 10% interest per annum on such premium payments for up to 10 years of such premium payments (collectively, "Company Premiums"), and the executive's beneficiary will receive the balance of the death benefits. In addition, the executive is entitled to 50% of the cash surrender value of the policy at age 62, and 50% at age 65. Upon the executive's termination of employment prior to age 62, the executive must borrow against the policy or partially surrender the policy in an amount sufficient to repay the Company Premiums to the Company.

OPTION GRANTS IN 2001

Name	Number of Options Granted(1)	% of Total Options Granted to Employees		Exercise Price Per Share	Expiration Date	Grant Date Present Value(2)
Douglas Crocker II	270,794 10,000 450,000	9.52 0.35 15.82	% % %	$25.844 25.865 27.600	1/18/11 5/15/11 7/11/11	$717,604 26,500 1,273,500
Gerald A. Spector	154,742 10,000 200,000	5.44 0.35 7.03	% % %	25.844 25.865 27.600	1/18/11 5/15/11 7/11/11	410,066 26,500 566,000
David J. Neithercut	67,704 65,000	2.38 2.28	% %	25.844 27.600	1/18/11 7/11/11	179,416 183,950
Frederick C. Tuomi	82,536 65,000	2.90 2.28	% %	25.844 27.600	1/18/11 7/11/11	218,720 183,950
Alan W. George	58,030 65,000	2.04 2.28	% %	25.844 27.600	1/18/11 7/11/11	153,780 183,950

(1)
All options are granted at the fair market value of the common shares at the grant date. Options granted have a term of not more than ten years from the grant date and vest in equal installments over three years, except for the 10,000 options granted annually to each trustee, which vest in equal installments six months, twelve months and twenty-four months from the grant date.

(2)
The estimated present value at grant date of option grants in 2001 has been calculated using the Black-Scholes option pricing model based on the following assumptions: an estimated time until exercise of 7 years, a volatility of 20%, a risk-free interest rate of 4.43% and a dividend yield of 6.17%. The real value of these options depends on the actual performance of the Company's common shares during the applicable period and upon when options are exercised. No gain to the optionee is possible without an increase in common share price, which would benefit all shareholders as well.

OPTION EXERCISES IN 2001
AND YEAR-END OPTION VALUES

	Number of Shares Acquired Upon Exercise		Number of Unexercised Options at Dec. 31, 2001		Value of Unexercised Options at Dec. 31, 2001(2)
Name		Value Realized Upon Exercise(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Douglas Crocker II	600,000	$5,336,011	1,288,492	1,057,776	$9,788,441	$3,924,087
Gerald A. Spector	223,333	1,707,645	520,392	532,189	3,289,093	2,039,045
David J. Neithercut	40,000	603,768	396,257	225,975	3,663,004	1,027,671
Frederick C. Tuomi	45,000	403,059	163,991	205,519	941,773	771,497
Alan W. George	55,000	752,813	215,656	184,346	1,281,930	729,982

(1)
Represents the market value of a common share on the exercise date less the exercise price of the option.

(2)
Represents the market value of a common share at December 31, 2001 ($28.71) less the exercise price of in-the-money options.

        The table set forth below identifies the target number of performance units awarded under the Company's Performance Based Plan in January 2002 for services rendered during 2001. The executive officers have the opportunity to earn in common shares an amount as little as 0% to as much as 225% of the target number of performance units. The owners of performance units have no right to vote, receive dividends or transfer the units until common shares are issued in exchange for the units. The number of common shares the executive actually receives on the third anniversary of the grant date will depend on the excess, if any, by which the Company's Average Annual Return (i.e., the average of the common share dividends declared during each year as a percentage of the common share price as of the first business day of January, 2002 ($28.75), and the average percentage increase in funds from operations ("FFO") for each calendar year on a per share basis over the prior year) for the three performance years exceeds the average of the 10-year Treasury Note interest rate as of the first business day in January of each performance year (the "T-Note Rate").

If the Company's Average Annual Return exceeds the T-Note Rate by:	less than 0.99%	1-1.99%	2%	3%	4%	5%	6%	greater than 7%
Then the executive will receive common shares equal to the target number of units times the following %:	0%	50%	100%	115%	135%	165%	190%	225%

        Fifty percent of the common shares to which an executive under the Performance Based Plan may be entitled will vest, subject to the executive's continued employment with the Company, on the third anniversary of the award; twenty-five percent will vest on the fourth anniversary and the remaining twenty-five percent will vest on the fifth anniversary. The executive's rights under the common shares will also fully vest upon the employee's death, disability or upon a change in control of the Company.

LONG-TERM INCENTIVE PLAN AWARDS IN 2001

Name	Number of Target Units	Performance Period
Douglas Crocker II	0	n/a
Gerald A. Spector	18,382	1-01-2002—12-31-2004
David J. Neithercut	6,433	1-01-2002—12-31-2004
Frederick C. Tuomi	4,595	1-01-2002—12-31-2004
Alan W. George	5,514	1-01-2002—12-31-2004

        In 2001, the Compensation Committee terminated the January 1998 grants under the Company's Performance Based Plan. In exchange thereof, the Chief Executive Officer and the other four most highly compensated executive officers received restricted shares and options as shown in the following table.

RESTRICTED SHARES AND OPTIONS GRANTED UPON TERMINATION OF
1998 PERFORMANCE SHARE GRANTS

		Shares Underlying 1998 Performance Share Grant(#)							Length of Original Term Remaining at Date of Termination
					Market Price of Shares at Time of Termination ($)	New Restricted Shares Granted
Name							New Options Granted	New Option Exercise Price ($)
	Date	0%	100%	225%
Douglas Crocker II	7/16/01	0	90,000	202,500	$27.60	45,000	450,000	$27.60	18 months
Gerald A. Spector	7/16/01	0	40,000	90,000	$27.60	20,000	200,000	$27.60	18 months
David J. Neithercut	7/16/01	0	13,000	29,250	$27.60	6,500	65,000	$27.60	18 months
Frederick C. Tuomi	7/16/01	0	13,000	29,250	$27.60	6,500	65,000	$27.60	18 months
Alan W. George	7/16/01	0	13,000	29,250	$27.60	6,500	65,000	$27.60	18 months

EMPLOYMENT CONTRACTS AND CHANGE IN CONTROL ARRANGEMENTS

        Employment Contracts.    The Company's compensation agreement with Mr. Crocker for services to be provided by Mr. Crocker for the 2002 calendar year and for certain post-retirement obligations of the Company is as follows: Mr. Crocker will receive an annual salary during 2002 of $800,000 and a cash bonus, payable in early 2003, of $1,500,000. Mr. Crocker also received an option grant in January 2002, priced at the fair market value of the Company's common shares as of the grant date, in a maximum number of 450,000 options. The exact number of options, ranging from zero to 450,000, will be determined by the Board in its sole discretion within thirty days of Mr. Crocker's retirement as Chief Executive Officer, taking into account Mr. Crocker's performance during the 2002 calendar year and any subsequent years before his retirement. These options will vest in full upon the Board's determination.

        Mr. Crocker will also receive in January 2003, for services rendered in 2002, an option award in the amount of $1,400,000 and a restricted share award in the amount of $3,600,000. The number of options granted will be determined by dividing $1,400,000 by the fair market value of each option using the same valuation criteria utilized by the Company's Compensation Committee in its annual employee option grants made as of the same date. The options are granted at the fair market value of the Company's common shares at the date of grant, are granted for a period of ten years and vest over a period of three years at a rate of one third of such grant each year. The number of restricted shares granted will be determined by dividing $3,600,000 by the closing price of common shares of the Company on the grant date. The restricted shares vest in full on the third anniversary of the grant date. Distributions are paid on these restricted shares at the same rate as on unrestricted common shares.

        The Company will also provide Mr. Crocker with appropriate office space and office support services, together with reimbursement of certain industry organization dues and related travel expenses, for the two-year period following Mr. Crocker's retirement as Chief Executive Officer of the Company.

        The Company entered into a Compensation Agreement with Mr. Zell in October 2001, for services provided by Mr. Zell as Chairman of the Board for the calendar years 2001, 2002 and 2003. The first award under this agreement was made in January 2002 for services rendered during 2001. Subject to Mr. Zell's continuation of employment as the Company's Chairman, Mr. Zell will receive in January of each year an option award in the amount of $1,625,000 and a restricted share award in the amount of $1,625,000. Mr. Zell has the option to convert any amount of his restricted share award (thereby reducing that award) into an additional option award within thirty days of the grant date of such awards. The number of options granted is determined by dividing $1,625,000 by the fair market value of each option using the same valuation criteria utilized by the Company's Compensation Committee in its annual employee option grants made as of the same date. The options are granted at the fair market value of the Company's common shares at the date of grant, are granted for a period of ten years and vest over a period of three years at a rate of one third of such grant each year. The number of restricted shares granted is determined by dividing $1,625,000 by the closing price of common shares of the Company on the grant date. The restricted shares vest in full on the third anniversary of the grant date. Distributions are paid on these restricted shares at the same rate as on unrestricted common shares. Mr. Zell is also responsible for his own business related expenses.

        The Company also entered into a Retirement Benefits Agreement with Mr. Zell in October 2001. The Retirement Benefits Agreement provides Mr. Zell with a cash retirements benefit after the termination of his employment as Chairman of the Board. If Mr. Zell's employment as Chairman is terminated for any reason, other than by the Company for cause, or by Mr. Zell without good reason prior to age 62, he (or his estate in the event of his death) will be entitled to an annual retirement benefit of $500,000 (as increased by a CPI index from January 2002 through the termination date) over a ten year period commencing on the termination date. Should Mr. Zell be terminated for cause, or should he choose to resign voluntarily as Chairman without good reason prior to age 62, he would not be entitled to any such retirement benefit.

        Deferred Compensation Agreements.    The Company has entered into Deferred Compensation Agreements with Messrs. Crocker and Spector. Mr. Crocker's Deferred Compensation Agreement, entered into in 1996, as most recently amended in January 2002, provides Mr. Crocker with a salary benefit after the termination of his employment with the Company. If Mr. Crocker's employment is terminated by the Company without cause, or for any reason by either Mr. Crocker or the Company (including voluntary termination) on or after January 1, 2003, he would be entitled to annual deferred compensation for a ten year period commencing on the termination date in an amount equal to $800,000 (as increased by a CPI index from January 2002), multiplied by a percentage equal to 10% per each year since December 31, 1992, but not to exceed 100%. In the event Mr. Crocker's employment is terminated as a result of his death, permanent disability or incapacity, he would be entitled to a similar amount except that the annual percentage would be 15%, not 10%. Should Mr. Crocker be terminated for cause or should he choose to leave voluntarily, without good reason, prior to January 1, 2003, he would not be entitled to any deferred compensation.

        Mr. Spector's Deferred Compensation Agreement, entered into in 1996, as most recently amended in January 2002, provides Mr. Spector with a salary benefit after the termination of his employment with the Company. If Mr. Spector's employment is terminated by the Company without cause or for any reason by either Mr. Spector or the Company (including voluntary termination) on or after January 1, 2009, he would be entitled to annual deferred compensation for a ten-year period commencing on the termination date in an amount equal to $550,000, as increased by a CPI Index from January 2002, and multiplied by a percentage equal to 6.67% per each year since December 31, 1993, but not to exceed 100%. In the event Mr. Spector's employment is terminated as a result of his death, permanent disability or incapacity, he would be entitled to a similar amount except that the annual percentage would be 10%, not 6.67%. Should Mr. Spector be terminated for cause or should he choose to leave voluntarily, without good reason, prior to January 1, 2009, he would not be entitled to any deferred compensation.

        Share Distributions Agreement.    In January 1996, Mr. Crocker was issued options to purchase 200,000 common shares, which options vested over a three-year period and are effective for ten years. The Company entered into a Share Distributions Agreement with Mr. Crocker with respect to such options in 1996. Pursuant to the terms of this agreement, upon the exercise of any of these options, Mr. Crocker is entitled to a cash payment in an amount equal to the total amount of common share distributions that would have been paid upon the exercise of such common shares had he owned them for the period from January 18, 1996 until the date of the exercise of the options. This agreement is not affected by Mr. Crocker's death or termination of employment with the Company.

        Consulting Agreements.    In connection with the Wellsford Merger, Messrs. Lynford and Lowenthal each executed a consulting agreement with the Operating Partnership. Each consulting agreement has a term of five years from May 30, 1997, the closing date of the Wellsford Merger, through May 30, 2002. Pursuant to the consulting agreements, each of Messrs. Lynford and Lowenthal serves as a senior management consultant to the Operating Partnership and receives compensation at the rate of $200,000 per year plus reimbursement for reasonable out-of-pocket expenses.

        Change in Control Agreements.    The Company has Change in Control/Severance Agreements (the "Agreements") with the persons named in the Summary Compensation Table and other key employees of the Company that become effective upon either a "Change in Control" or termination of employment within three years following the hiring of a new Chief Executive Officer. A Change in Control will generally be deemed to have occurred upon a third party's acquisition of 30% or more of the Company's common shares, whether through purchase, merger or consolidation or a sale of all or substantially all of the assets of the Company. In the event that an employee is dismissed without Cause or resigns for Good Reason (as such terms are defined in the Agreements) during the three-year period following either the effective date of the Change in Control or, for all executives other than the Chief Executive Officer, the hiring of a new Chief Executive Officer, he or she will be entitled to all accrued but unpaid compensation and benefits in a lump sum cash payment consisting of the employee's base salary through the date of termination, and a severance payment equal to a multiple (ranging from 3.0 for the CEO to 2.0 for other executive officers) of the employee's annual base salary plus the average of the employee's annual bonus for the last three fiscal years. The employee is also entitled to continued employee welfare benefits for the remainder of the applicable time period. Several of the Company's employment benefit plans also provide for enhanced employee benefits upon a "Change in Control" of the Company. In general, upon a Change in Control, all options, restricted shares and performance shares immediately vest.

        Retirement Benefits Agreements.    The Company has entered into Executive Retirement Benefits Agreements with the persons named in the Summary Compensation Table and other Executive Vice Presidents of the Company. These agreements provide that, if after reaching age 62 or older, either the executive retires from the Company or is terminated as a result of a Change in Control, the executive will be eligible to receive health and life benefits for the remainder of his or her life as any regular active employee. These benefits will be offered at the same rates as would be paid by an active employee for like coverage and subject to increase as any other active employee.

$1,430,000,000

ERP OPERATING LIMITED PARTNERSHIP

DEBT SECURITIES

        From time to time we may offer our unsecured senior debt securities with an aggregate initial offering price of up to $1,430,000,000 or its equivalent in a foreign currency based on the exchange rate at the time of sale, in amounts, at initial prices and on terms determined at the time of offering. When we decide to offer the debt securities, we will prepare a prospectus supplement describing the offering and the particular terms of the debt securities we are selling, which terms will include, among other things:

  •
  the specific title of the debt securities

  •
  the amount of the offering and the offering price

  •
  the form of the debt securities (which may be registered or bearer, certificated or global)

  •
  the denominations in which the debt securities may be offered

  •
  the maturity date

  •
  the rate of interest (or manner of calculation thereof) and time of payment of interest

  •
  any applicable terms for redemption (at our option) or repayment (at your option)

  •
  terms for any sinking fund payments

  •
  covenants

  •
  any applicable United States federal income tax considerations

  •
  the exchanges upon which the debt securities are listed, if any

You should read this prospectus and any prospectus supplement carefully before you make an investment in our securities.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 11, 2000.

Where You Can Find More Information About Us	3
Special Note Regarding Forward-Looking Statements	3
Our Business	5
Our Anticipated Use Of Proceeds From Sales Of Debt Securities	6
Ratios Of Earnings To Combined Fixed Charges And Preference Unit Distributions	6
Description Of Debt Securities	6
Plan Of Distribution	22
Experts	22
Legal Matters	23

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a "shelf" registration process. In this prospectus we will refer to the Securities and Exchange Commission as the "SEC". Under this shelf process, we may, from time to time, sell the debt securities described in this prospectus in one or more offerings up to a total dollar amount of $1,430,000,000.

        This prospectus provides you with a general description of the debt securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information About Us" beginning on page 3 of this prospectus.

        You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell securities and making offers to buy securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the securities. In this prospectus, "we," "us" and "our" refer to ERP Operating Limited Partnership, an Illinois limited partnership, and its direct and indirect subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

        This prospectus does not contain all of the information included in the registration statement. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. For further information, we refer you to the registration statement on Form S-3, including its exhibits. Statements contained in this prospectus about the provisions or contents of any agreement or other document are not necessarily complete. If SEC rules and regulations require that such agreement or document be filed as an exhibit to the registration statement, please see such agreement or document for a complete description of these matters. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus.

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to you at the SEC's web site at http://www.sec.gov.

        The SEC allows us to "incorporate by reference" into this prospectus the information we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, until our offering is completed:

  (1)
  Annual Report on Form 10-K for the year ended December 31, 1999.

  (2)
  Quarterly Reports on Form 10-Q for the periods ended March 31, 2000 and June 30, 2000.

  (3)
  Fifth Amended and Restated ERP Operating Limited Partnership Agreement of Limited Partnership filed as Exhibit 4.2 on Form 8-K/A dated July 23, 1998.

  (4)
  Equity Residential Properties Trust Registration Statement on Form S-4 dated August 19, 1999.

  (5)
  Current Report on Form 8-K dated June 30, 1999.

        You may request a copy of these filings, at no cost, by writing to or telephoning us at the following address:

              ERP Operating Limited Partnership
              Two North Riverside Plaza, Suite 400
              Chicago, Illinois 60606
              Attention: Cynthia McHugh
              Telephone number: (312) 474-1300

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains certain information that we intend to be considered "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933. These forward-looking statements relate to such things as our anticipated future economic performance, our plans and objectives for future operations and projections of revenue and other financial items, which can be identified by the use of forward-looking words such as "may," "will," "should," "expect," "anticipate," "estimate" or "continue" or the negative thereof or other variations thereon or comparable terms.

        Actual results could differ materially from those contemplated by these forward-looking statements as a result of many factors. The cautionary statements under the caption "Risk Factors" contained in our Annual Report on Form 10-K for the year ended December 31, 1999, which is incorporated herein by reference, and other similar statements contained in this prospectus or any accompanying prospectus supplement identify important factors with respect to forward-looking statements, including certain risks and uncertainties, that could cause actual results to differ materially from those in such forward-looking statements.

        In light of these risks and uncertainties, there can be no assurance that the results and events contemplated by the forward-looking information contained in this prospectus will in fact transpire. Potential investors are cautioned not to place undue reliance on these forward-looking statements. We do not undertake any obligation to update or revise any forward-looking statements. All subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements.

OUR BUSINESS

General

        Our sole general partner is Equity Residential Properties Trust. Equity Residential is an equity real estate investment trust, or REIT, organized in March 1993 to continue the multifamily property business objectives and acquisition strategies of certain affiliated entities controlled by Mr. Samuel Zell, Chairman of Equity Residential's Board of Trustees. These affiliated entities had been engaged in the acquisition, ownership and operation of multifamily properties since 1969. On August 18, 1993, Equity Residential commenced operations as a publicly-traded company upon the completion of its initial public offering. Through tax-free mergers, Equity Residential acquired the multifamily property businesses of (1) Wellsford Residential Properties Trust in May 1997, (2) Evans Withycombe Residential, Inc. in December 1997, (3) Merry Land & Investment Company, Inc. in October 1998, and (4) Lexford Residential Trust in October 1999. In July 2000, Equity Residential acquired the corporate housing and furniture rental business of Globe Business Resources, Inc. Equity Residential conducts substantially all of its operations through us.

        Our current outstanding interests consist of units of limited partnership interests, which may be exchanged by the holders thereof for either common shares of Equity Residential on a one-for-one basis or, at Equity Residential's option, cash, and a number of series of preference units. The terms relating to payment of distributions with respect to our units of limited partnership interests and our Series A, B, C, D, E, F, G, H, K and L preference units (including the terms covering accrued and unpaid distributions upon redemption, and of the liquidating preference amount) mirror the respective terms of Equity Residential's common shares and its Series A, B, C, D, E, F, G, H, K and L preferred shares. In addition, we have two outstanding series of junior convertible preference units that were issued in connection with the acquisition of multifamily properties. We intend to issue additional partnership interests as may be necessary to meet our capital needs.

        As of June 30, 2000, Equity Residential owned approximately 91% of all of our outstanding partnership interests (excluding our preference units). Equity Residential has a policy of not incurring indebtedness other than short-term trade payables, employee compensation, dividends payable or similar indebtedness that will be paid in the ordinary course of business, and instead we incur the debt necessary to fund our business activities and those of Equity Residential.

        Our corporate headquarters and executive offices are located at Two North Riverside Plaza, Suite 400, Chicago, Illinois 60606, and our telephone number is (312) 474-1300. In addition, we have 31 management offices in 22 states.

Operating Subsidiaries

        Equity Residential conducts substantially all of its operations directly or indirectly through us so that, among other things, Equity Residential is able to comply with technical and complex requirements under the federal tax law relating to the assets and income that a REIT may hold or earn. In this regard, Equity Residential established us for the benefit of the entities that contributed properties in connection with Equity Residential's initial public offering and in subsequent property contributions in exchange for our limited partnership interests. By allowing these contributors to receive our limited partnership interests for their properties instead of cash or Equity Residential securities, the contributors were able to defer some or all of the tax consequences that would otherwise have occurred as a result of a sale for other consideration. We believe that this method of tax deferral aids us in acquiring additional properties by making these transactions more attractive to potential sellers.

        Equity Residential has established various noncontrolled subsidiaries to provide management services because the income from such operations might jeopardize Equity Residential's REIT status if those services were provided directly by Equity Residential or by us to third parties. In addition, we have formed as subsidiaries a series of limited partnerships and limited liability companies to own the beneficial interest of properties encumbered by mortgage financing. Directly or through our subsidiaries, we perform substantially all ownership and management functions with respect to properties owned by Equity Residential.

OUR ANTICIPATED USE OF PROCEEDS FROM SALES OF DEBT SECURITIES

        Unless otherwise indicated in the accompanying prospectus supplement, we intend to use the proceeds from the sale of the debt securities for general purposes including, without limitation, the acquisition or development of multifamily properties and the repayment of debt.

RATIOS OF EARNINGS TO COMBINED FIXED CHARGES
AND PREFERENCE UNIT DISTRIBUTIONS

        The following table sets forth our ratios of earnings to combined fixed charges and preference unit distributions for the periods shown.

For the six months ended June 30		For the Years Ended December 31,
2000	1999	1999	1998	1997	1996	1995
1.52	1.47	1.48	1.47	1.64	1.59	1.54

        Ratio of earnings to combined fixed charges and preference unit distributions represents the ratio of income before gain on disposition of properties, extraordinary items and allocation to minority interests plus fixed charges (principally interest expense incurred) to fixed charges and preference unit distributions.

DESCRIPTION OF DEBT SECURITIES

        The following description sets forth certain general terms and provisions of the debt securities to which any prospectus supplement may relate. The particular terms of the debt securities being offered and the extent to which such general provisions may apply will be described in a prospectus supplement relating to such debt securities.

        The debt securities will be issued under the Indenture dated as of October 1, 1994, as amended or supplemented from time to time, between us and Bank One Trust Company, NA, as successor to The First National Bank of Chicago, as Trustee. The Indenture has been filed as an exhibit to the registration statement of which this prospectus is a part and is available for inspection at the corporate trust office of the Trustee at 14 Wall Street, Eighth Floor, New York, New York or as described above under "Where You Can Find More Information About Us." The Indenture is subject to, and governed by, the Trust Indenture Act of 1939. The statements made hereunder relating to the Indenture and the debt securities to be issued thereunder are summaries of certain provisions thereof and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture and the debt securities. All section references appearing below refer to sections of the Indenture.

General

        The debt securities will be our direct, unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness. Unless otherwise specified in the applicable prospectus supplement, Equity Residential has no obligation for payment of principal of or interest on the debt securities. The debt securities may be issued in one or more series, as determined by the Board of Trustees of Equity Residential, as our general partner, or as established in the Indenture or in one or more supplements to the Indenture. All debt securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the debt securities of such series, for issuances of additional debt securities of such series (Section 301).

        There may be more than one Trustee under the Indenture, each with respect to one or more series of debt securities. Any Trustee under the Indenture may resign or be removed with respect to one or more series of debt securities, and a successor Trustee may be appointed to act with respect to that series (Section 608). In the event that two or more persons are acting as Trustee with respect to different series of debt securities, each shall be a Trustee of a trust under the applicable Indenture separate and apart from the trust administered by any other Trustee (Section 609).

        Except as otherwise indicated in the Indenture, any action described in the Indenture to be taken by the Trustee may be taken by each Trustee with respect to, and only with respect to, the one or more series of debt securities for which it is Trustee under the Indenture.

        The prospectus supplement will contain the specific terms relating to the series of debt securities being offered, including without limitation:

  (1)
  the title of the debt securities;

  (2)
  the aggregate principal amount of the debt securities and any limit on the aggregate principal amount;

  (3)
  the percentage of the principal amount at which the debt securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof;

  (4)
  the date or dates, or the method for determining the date or dates, on which the principal of the debt securities will be payable;

  (5)
  the rate or rates, which may be fixed or variable, or the method by which the rate or rates shall be determined, at which the debt securities will bear interest, if any;

  (6)
  the date or dates, or the method for determining the date or dates, from which any interest on the debt securities will accrue, the interest payment dates on which any interest will be payable, the regular record dates for the interest payment dates, or the method by which such dates shall be determined, the person to whom interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

  (7)
  the place or places where

  (x)
  the principal of (and premium and make-whole amounts, if any) and interest, if any, on debt securities will be payable,

  (y)
  debt securities may be surrendered for conversion or registration of transfer or exchange and

  (z)
  notices or demands to or upon us in respect of debt securities and the Indenture may be served;

  (8)
  the period or periods within which, the price or prices at which and the terms and conditions upon which debt securities may be redeemed, in whole or in part, at our option, if we are to have this option;

  (9)
  our obligation, if any, to redeem, repay or purchase debt securities at the option of a holder thereof, and the period or periods within which, the price or prices as to which and the terms and conditions upon which the debt securities will be redeemed, repaid or purchased, in whole or in part, pursuant to this obligation;

  (10)
  if other than United States dollars, the currency or currencies in which the debt securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

  (11)
  whether the amount of payments of principal (and premium, if any) or interest, if any, on the debt securities may be determined with reference to an index, formula or other method, the basis for such formula, if any, and the manner in which amounts shall be determined;

  (12)
  any additions to, modifications of or deletions from the terms of the debt securities with respect to the events of default or covenants set forth in the Indenture;

  (13)
  whether the debt securities will be issued in certificated or book-entry form;

  (14)
  whether the debt securities will be in registered or bearer form and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof and the terms and conditions relating thereto;

  (15)
  the applicability, if any, of the defeasance and covenant defeasance provisions of Article Fourteen of the Indenture;

  (16)
  whether and under what circumstances we will pay additional amounts as contemplated in the Indenture in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem the debt securities in lieu of making such payment; and

  (17)
  any other terms of the debt securities not inconsistent with the provisions of the Indenture (Section 301).

        The debt securities may provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity ("Original Issue Discount Securities"). Special United States federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable prospectus supplement.

        Except as set forth below under "Certain Covenants - Limitations on Incurrence of Debt," the Indenture does not contain any other provisions that would limit our ability to incur indebtedness or that would afford holders of debt securities protection in the event of a highly leveraged or similar transaction involving us or in the event of a change of control. However, restrictions on ownership and transfers of Equity Residential's common shares and preferred shares of beneficial interest are designed to preserve Equity Residential's status as a REIT and, therefore, may act to prevent or hinder a change of control. You should refer to the applicable prospectus supplement for information concerning any deletions from, modifications of or additions to the events of default or our covenants that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

Denominations, Interest, Registration and Transfer

        Unless otherwise described in the applicable prospectus supplement, the registered securities of any series will be issuable in denominations of $1,000 and integral multiples thereof (Section 302).

        Unless otherwise specified in the applicable prospectus supplement, the principal of (and premium, if any) and interest on any series of debt securities will be payable at the corporate trust office of the Trustee, initially located at 14 Wall Street, Eighth Floor, New York, New York; provided that, at our option, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the security register or by wire transfer of funds to such person at an account maintained within the United States (Sections 301, 305, 306, 307 and 1002).

        Any interest not punctually paid or duly provided for on any interest payment date with respect to a debt security will forthwith cease to be payable to the holder on the applicable regular record date and may either be paid to the person in whose name the debt security is registered at the close of business on a special record date for the payment of the defaulted interest to be fixed by the Trustee, notice whereof shall be given to the holder of the debt security not less than ten days prior to the special record date, or may be paid at any time in any other lawful manner, all as more completely described in the Indenture (Section 307).

        Subject to certain limitations imposed upon debt securities issued in book-entry form, the debt securities of any series will be exchangeable for other debt securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of the debt securities at the corporate trust office of the Trustee referred to above. In addition, subject to certain limitations imposed upon debt securities issued in book-entry form, the debt securities of any series may be surrendered for conversion, registration of transfer or exchange thereof at the corporate trust office of the Trustee. Every debt security surrendered for conversion, registration of transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith (Section 305). If the applicable prospectus supplement refers to any transfer agent (in addition to the Trustee) initially designated by us with respect to any series of debt securities, we may at any time rescind the designation of any transfer agent or approve a change in the location through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the applicable series. We may at any time designate additional transfer agents with respect to any series of debt securities (Section 1002).

        Neither we nor the Trustee shall be required to:

  (1)
  issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before any selection of debt securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption;

  (2)
  register the transfer of or exchange any debt security, or portion thereof, called for redemption, except the unredeemed portion of any debt security being redeemed in part; or

  (3)
  issue, register the transfer of or exchange any debt security that has been surrendered for repayment at the option of the holder, except the portion, if any, of the debt security not to be so repaid (Section 305).

Merger, Consolidation Or Sale

        We may consolidate with, or sell, lease or convey all or substantially all of our assets to, or merge with or into any other entity, provided that

  (1)
  we will be the continuing entity, or the successor entity will be an entity organized and existing under the laws of the United States or a state thereof and will expressly assume payment of the principal of and premium (if any) and any interest (including all additional amounts, if any, payable pursuant to Section 1012) on all of the debt securities and the due and punctual performance and observance of all of the covenants and conditions contained in the Indenture;

  (2)
  immediately after giving effect to the transaction and treating any indebtedness which becomes our obligation or the obligation of any of our subsidiaries as a result thereof as having been incurred by us, or our Subsidiary at the time of such transaction, no event of default under the Indenture, and no event which after notice or the lapse of time, or both, would become an event of default, shall have occurred and be continuing; and

  (3)
  an officer's certificate of Equity Residential, as our general partner, and a legal opinion covering these conditions shall have been delivered to the Trustee (Sections 801 and 803).

Certain Covenants

        Limitations On Incurrence of Debt.    In this prospectus, the term "Debt" means any indebtedness of ours or any subsidiary, whether or not contingent, in respect of

  (1)
  borrowed money evidenced by bonds, notes, debentures or similar instruments,

  (2)
  indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by us or our subsidiaries,

  (3)
  the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property except any such balance that constitutes an accrued expense or trade payable or

  (4)
  any lease of property by us and our subsidiaries as lessee which is reflected on our consolidated balance sheet as a capitalized lease in accordance with generally accepted accounting principles, in the case of items of indebtedness incurred under (1) through (3) above to the extent that any such items (other than letters of credit) would appear as a liability on our consolidated balance sheet in accordance with generally accepted accounting principles, and also includes, to the extent not otherwise included, any obligation of ours or any subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise other than for purposes of collection in the ordinary course of business, indebtedness of another person other than us or any subsidiary, it being understood that Debt shall be deemed to be incurred by us and our subsidiaries on a consolidated basis whenever we or our subsidiaries shall create, assume, guarantee or otherwise become liable in respect thereof.

        We will not, and will not permit any subsidiary to incur any Debt, other than intercompany Debt representing Debt to which the only parties are Equity Residential, us and any of our subsidiaries, but only so long as such Debt is held solely by any of us, Equity Residential and any subsidiary that is subordinate in right of payment of the debt securities, if, immediately after giving effect to the incurrence of such additional Debt, the aggregate principal amount of all of our outstanding Debt and of our subsidiaries on a consolidated basis determined in accordance with generally accepted accounting principles is greater than 60% of the sum of

  (1)
  our Total Assets (as defined below) as of the end of the calendar quarter covered in our Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the SEC (or, if such filing is not permitted under the Exchange Act, with the Trustee) prior to the incurrence of such additional Debt; and

  (2)
  the increase in Total Assets from the end of such quarter including, without limitation, any increase in Total Assets caused by the incurrence of the additional Debt (this increase together with Equity Residential's Total Assets shall be referred to as the "Adjusted Total Assets") (Section 1004).

        In addition to the foregoing limitation on the incurrence of Debt, we will not and will not permit any of our subsidiaries to incur any Debt if the ratio of Consolidated Income Available for Debt Service (as defined below) to the Maximum Annual Service Charge (as defined below) for the four consecutive fiscal quarters most recently ended prior to the date on which additional Debt is to be incurred shall have been less than 1.5 to 1, on a pro forma basis after giving effect to the incurrence of the additional Debt and to the application of the proceeds therefrom, and calculated on the assumption that

  (1)
  the additional Debt and any other Debt incurred by us or our subsidiaries since the first day of the four-quarter period and the application of the proceeds therefrom, including to refinance other Debt, had occurred at the beginning of the period;

  (2)
  our repayment or retirement of any other Debt by us or our subsidiaries since the first day of the four-quarter period had been incurred, repaid or retired at the beginning of the period (except that, in making such computation, the amount of Debt under any revolving credit facility shall be computed based upon the average daily balance of the Debt during the period);

  (3)
  the income earned on any increase in Adjusted Total Assets since the end of the four-quarter period had been earned, on an annualized basis, during the period; and

  (4)
  in the case of any acquisition or disposition by us or any of our subsidiaries of any asset or group of assets since the first day of the four-quarter period, including, without limitation, by merger, stock purchase or sale, or asset purchase or sale, the acquisition or disposition or any related repayment of Debt had occurred as of the first day of the period with the appropriate adjustments with respect to the acquisition or disposition being included in such pro forma calculation (Section 1004).

The term "Consolidated Income Available for Debt Service" for any period means the Consolidated Net Income as defined below of us and our subsidiaries plus amounts which have been deducted for

  (1)
  interest on our Debt and Debt of our subsidiaries,

  (2)
  provision for our taxes and those of our subsidiaries based on income,

  (3)
  amortization of debt discount,

  (4)
  provisions for gains and losses on properties,

  (5)
  depreciation and amortization,

  (6)
  the effect of any non-cash charge resulting from a change in accounting principles in determining Consolidated Net Income for such period; and

  (7)
  amortization of deferred charges.

        "Consolidated Net Income"    for any period means the amount of our consolidated net income (or loss) and that of any Subsidiary for such period determined on a consolidated basis in accordance with generally accepted accounting principles.

        "Maximum Annual Service Charge"    as of any date means the maximum amount which is payable in any 12 month period for interest on Debt.

        In addition to the foregoing limitations on the incurrence of Debt, we will not, and will not permit any of our subsidiaries to incur any Debt secured by any mortgage, lien, charge, pledge, encumbrance or security interest of any kind upon any of our property or the property of any subsidiary ("Secured Debt"), whether owned at the date of the Indenture or thereafter acquired, if, immediately after giving effect to the incurrence of additional Secured Debt, the aggregate principal amount of all of our outstanding Secured Debt and the Secured Debt of our subsidiaries on a consolidated basis is greater than 40% of the Adjusted Total Assets (Section 1004).

        Notwithstanding the limitation set forth in the preceding paragraph, we or a Subsidiary may incur Secured Debt, provided that it is incurred under the Acquisition Lines of Credit, as defined below, and provided further that after the increase of the Secured Debt under the Acquisition Lines of Credit, the aggregate principal amount of all outstanding Secured Debt, including debt under our Acquisition Lines of Credit or the Acquisition Lines of Credit of our subsidiaries, does not exceed 45% of the Adjusted Total Assets; provided, however, that the aggregate principal amount of all outstanding Secured Debt on a consolidated basis may exceed 40% of the Adjusted Total Assets for not more than 270 days of any consecutive 360 day period. The term "Acquisition Lines of Credit" means, collectively, any of our secured lines of credit or secured lines of credit of any subsidiary, the proceeds of which shall be used to, among other things, acquire interests, directly or indirectly, in real estate (Section 1004).

        For purposes of the foregoing provisions regarding the limitation on the incurrence of Debt, Debt shall be deemed to be "incurred" by us and our subsidiaries on a consolidated basis whenever we or any of our subsidiaries on a consolidated basis shall create, assume, guarantee or otherwise become liable in respect thereof (Section 1004).

        Restrictions On Distributions.    We will not make any distribution, by reduction of capital or otherwise (other than distributions payable in securities evidencing interests in our capital for the purpose of acquiring interests in real property or otherwise) if, immediately after the distribution the aggregate of all distributions made since March 31, 1993 shall exceed our and our subsidiaries' Funds from Operations from March 31, 1993 until the end of the calendar quarter covered in our Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the SEC (or, if such filing is not permitted under the Exchange Act, with the Trustee) prior to the distribution; provided, however, that the foregoing limitation shall not apply to any distribution which is necessary to maintain Equity Residential's status as a REIT under the Internal Revenue Code, if the aggregate principal amount of all of our outstanding Debt and the Debt of our Subsidiaries on a consolidated basis at such time is less than 60% of Adjusted Total Assets (Section 1005). The term "Funds from Operations" for any period means our Consolidated Net Income for the period without giving effect to depreciation and amortization, gains or losses from extraordinary items, gains or losses on sales of real estate, gains or losses on investments in marketable securities and any provision/benefit for income taxes for such period, plus funds from operations of unconsolidated joint ventures, all determined on a consistent basis in accordance with generally accepted accounting principles.

        Notwithstanding the foregoing, we will not be prohibited from making the payment of any distribution within 30 days of the declaration thereof if at such date of declaration the payment would have complied with the provisions of the immediately preceding paragraph (Section 1005).

        Existence.    Except as permitted under "Merger, Consolidation or Sale," we will do or cause to be done all things necessary to preserve and keep in full force and effect our existence, rights and franchises; provided, however, that we shall not be required to preserve any right or franchise if we determine that its preservation is no longer desirable in the conduct of our business, and that the loss thereof is not disadvantageous in any material respect to the holders of the debt securities (Section 1006).

        Maintenance of Properties.    We will cause all of our properties used or useful in the conduct of our business or the business of any of our subsidiaries to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in our judgment may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that we shall not be prevented from selling or otherwise disposing of properties for value in the ordinary course of business (Section 1007).

        Insurance.    We will and will cause each of our subsidiaries to keep all insurable properties insured against loss or damage at least equal to their then fully insurable value with financially sound and reputable insurance companies (Section 1008).

        Payment of Taxes and Other Claims.    We will pay or discharge or cause to be paid or discharged, before the same shall become delinquent:

  (1)
  all taxes, assessments and governmental charges levied or imposed upon us or any of our subsidiaries or upon our or our subsidiaries' income, profits or property, and

  (2)
  all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon our or our subsidiaries' property; provided, however, that we will not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings (Section 1009).

        Provision of Financial Information.    The holders of the debt securities will be provided with copies of our annual reports and quarterly reports. Whether or not we are subject to Section 13 or 15(d) of the Exchange Act, we will, to the extent permitted under the Exchange Act, file with the SEC the annual reports, quarterly reports and other documents which we would have been required to file with the SEC pursuant to Section 13 or 15(d) if we were so subject, such documents to be filed with the SEC on or prior to the respective dates by which we would have been required so to file such documents if we were so subject. We will also in any event

  (1)
  within 15 days of each required filing date (x) transmit by mail to all holders of debt securities, as their names and addresses appear in the security register, without cost to such holders, copies of the annual reports and quarterly reports which we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if we were subject to those Sections and (y) file with the Trustee copies of the annual reports, quarterly reports and other documents which we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if we were subject to those Sections, and

  (2)
  if filing such documents by us with the SEC is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of the documents to any prospective holder (Section 1010).

Additional Covenants and/or Modifications to the Covenants Described Above

        In addition to the covenants described in the section entitled "Certain Covenants — Limitations on Incurrence of Debt" above, we are required to maintain Total Unencumbered Assets of not less than 150% of the aggregate outstanding principal amount of our Unsecured Debt. As of June 30, 2000, our Total Unencumbered Assets were equal to approximately 337% of the aggregate outstanding amount of our Unsecured Debt. The term "Total Unencumbered Assets" means the sum of (1) those Undepreciated Real Estate Assets not subject to an encumbrance and (2) all other assets of ours and our Subsidiaries not subject to an encumbrance determined in accordance with generally accepted accounting principles (but excluding accounts receivable and intangibles). "Unsecured Debt" means our Debt and the Debt of any Subsidiary which is not secured by any mortgage, lien, charge, pledge or security interest of any kind upon any of the properties.

        Any additional covenants and/or modifications to the covenants described above with respect to any series of debt securities will be set forth in the prospectus supplement relating thereto.

        As used herein,

        "Make-Whole Amount" means, in connection with any optional redemption or accelerated payment of any Note, the excess, if any, of (1) the aggregate present value as of the date of the redemption or accelerated payment of each dollar of principal being redeemed or paid and the amount of interest (exclusive of interest accrued to the date of redemption or accelerated payment) that would have been payable in respect of that dollar if such redemption or accelerated payment had not been made, determined by discounting, on a semiannual basis, such principal and interest at the Reinvestment Rate (determined on the third Business Day preceding the date such notice of redemption is given or declaration of acceleration is made) from the respective dates on which the principal and interest would have been payable if the redemption or accelerated payment had not been made, over (2) the aggregate principal amount of the Notes being redeemed or paid.

        "Reinvestment Rate" means .25% (one-fourth of one percent) plus the arithmetic means of the yields under the respective heading "Week Ending" published in the most recent Statistical Release under the caption "Treasury Constant Maturities" for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity, as of the payment date of the principal being redeemed or paid. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For the purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used.

        "Statistical Release" means the statistical release designated "H.15(519)" or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively traded United States government securities adjusted to constant maturities, or, if such statistical release is not published at the time of any determination under the Indenture, then such other reasonably comparable index which shall be designated by us.

        "Subsidiary" means a corporation, a limited liability company or a partnership a majority of the outstanding voting stock, limited liability company or partnership interests, as the case may be, of which is owned, directly or indirectly, by us or by one or more other of our subsidiaries. For the purposes of this definition, "voting stock" means stock having voting power for the election of directors, managing members or trustees, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

        "Total Assets" as of any date means the sum of (1) our Undepreciated Real Estate Assets and those of our subsidiaries and (2) all other assets of ours and our subsidiaries on a consolidated basis determined in accordance with generally accepted accounting principles (but excluding intangibles and accounts receivable).

        "Undepreciated Real Estate Assets" as of any date means the cost (original cost plus capital improvements) of real estate assets of ours and our Subsidiaries not subject to an encumbrance determined in accordance with generally accepted accounting principles.

Events of Default, Notice and Waiver

        The Indenture provides that the following events are "events of default" with respect to the debt securities issued thereunder:

  (1)
  default for 30 days in the payment of any interest on any debt security of such series;

  (2)
  default in the payment of the principal of (or premium, if any) on any debt security of such series at its maturity;

  (3)
  default in the performance, or breach, of any other covenant or warranty of ours contained in the Indenture (other than a covenant added to the Indenture solely for the benefit of a series of debt securities issued thereunder other than such series), continued for 60 days after written notice as provided in the applicable Indenture;

  (4)
  an event of default under any Debt, as defined in any indenture or instrument evidencing such Debt, whether such indebtedness now exists or shall hereinafter be created, the repayment of which we are directly responsible or liable as obligor or guarantor on a full recourse basis, for outstanding indebtedness for borrowed money in, or a guarantee for, a principal amount in excess of $10,000,000, shall happen and be continuing and such indebtedness shall have been accelerated so that the same shall be or become due and payable prior to the date on which the same would otherwise have become due and payable or we shall default in the payment at final maturity of outstanding indebtedness for borrowed money in a principal amount in excess of $10,000,000, without such indebtedness having been discharged, or such acceleration having been rescinded or annulled; and

  (5)
  certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of ours, any Significant Subsidiary or any of our or their property and any other event of default (Section 501). "Significant Subsidiary" means any subsidiary of ours which is a "Significant Subsidiary" (within the meaning of Regulation S-X, promulgated under the Securities Act).

        If an event of default under the Indenture with respect to debt securities of any series at the time outstanding occurs and is continuing, then in every such case the Trustee or the holders of not less than 25% of the principal amount of the outstanding debt securities of that series will have the right to declare the principal of (or, if the debt securities of that series are original issue discount securities or indexed securities, such portion of the principal amount as may be specified in the terms thereof) and premium (if any) on all of the debt securities of that series to be due and payable immediately by written notice thereof to us (and to the Trustee if given by the holders). However, at any time after such a declaration of acceleration with respect to debt securities of such series (or of all debt securities then outstanding under the Indenture, as the case may be) has been made, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of not less than a majority in principal amount of outstanding debt securities of such series (or of all debt securities then outstanding under the Indenture, as the case may be) may rescind and annul such declaration and its consequences if

  (1)
  we shall have paid or deposited with the Trustee all required payments of the principal of and premium (if any) and interest on the outstanding debt securities of such series (or of all debt securities then outstanding under the Indenture, as the case may be), plus certain fees, expenses, disbursements and advances of the Trustee, and

  (2)
  all events of default, other than the non-payment of accelerated principal or interest, with respect to the debt securities of such series (or of all debt securities then outstanding under the Indenture, as the case may be) have been cured or waived as provided in the Indenture (Section 502).

  (3)
  The Indenture also provides that the holders of not less than a majority in principal amount of the outstanding debt securities of any series (or of all debt securities then outstanding under the Indenture, as the case may be) may waive any past default with respect to such series and its consequences, except a default (x) in the payment of the principal of and premium (if any) or interest on any debt security of such series or (y) in respect of a covenant or provision contained in the Indenture that cannot be modified or amended without the consent of the holder of each outstanding debt security affected thereby (Section 513).

        The Trustee will be required to give notice to the holders of debt securities within 90 days of a default under the Indenture, unless the default shall have been cured or waived; provided, however, that the Trustee may withhold notice to the holders of any series of debt securities of any default with respect to that series (except a default in the payment of the principal of and premium (if any) or interest on any debt security) if and so long as the responsible officers of the Trustee consider such withholding to be in the interest of those holders (Section 601).

        The Indenture provides that no holders of debt securities of any series may institute any proceedings, judicial or otherwise, with respect to the Indenture or for any remedy thereunder, except in the case of failure of the Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an event of default from the holders of not less than 25% in principal amount of the outstanding debt securities of such series, as well as an offer of indemnity reasonably satisfactory to it (Section 507). This provision will not prevent, however, any holder of debt securities from instituting suit for the enforcement of payment of the principal of and premium (if any) and interest on such debt securities at the respective due dates thereof (Section 508).

        Subject to provisions in the Indenture relating to its duties in case of default, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any holders of any series of debt securities then outstanding under the Indenture, unless such holders shall have offered to the Trustee reasonable security or indemnity (Section 602). The holders of not less than a majority in principal amount of the outstanding debt securities of any series (or of all debt securities then outstanding under the Indenture, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or of exercising any trust or power conferred upon the Trustee. However, the Trustee may refuse to follow any direction which is in conflict with any law or the Indenture, which may involve the Trustee in personal liability or which may be unduly prejudicial to the holders of debt securities of such series not joining therein (Section 512).

        Within 120 days after the close of each fiscal year, we must deliver to the Trustee a certificate, signed by one of several specified officers of Equity Residential as to the officer's knowledge of our compliance with all conditions and covenants under the Indenture, and, in the event of any noncompliance, specifying each instance of noncompliance and the nature and status thereof.

Modification of The Indenture

        Modifications and amendments of the Indenture may be made only with the consent of the holders of not less than a majority in principal amount of all outstanding debt securities of each series issued under the Indenture which are affected by the modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each such debt security affected thereby:

  (1)
  change the stated maturity of the principal of, or any installment of principal of and premium (if any) or interest on, any debt security;

  (2)
  reduce the principal amount of, or the rate or amount of interest on, or premium payable upon the redemption of any debt security;

  (3)
  change the place of payment, or the currency, for payment of principal of any debt security or any premium or interest on any debt security;

  (4)
  impair the right to institute suit for the enforcement of any payment on or with respect to any debt security;

  (5)
  reduce the above-stated percentage of outstanding debt securities of any series necessary to modify or amend the Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the Indenture;

  (6)
  modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the holder of the debt security; or

  (7)
  adversely modify or affect (in any manner adverse to the holders) the terms and conditions of our obligations in respect of the due and punctual payment of the principal of and premium (if any), or interest on the debt securities (Section 902).

        The holders of not less than a majority in principal amount of outstanding debt securities of each series affected thereby have the right to waive our compliance with certain covenants in the Indenture (Section 1013).

        Modifications and amendments of the Indenture may be permitted to be made by us and the Trustee without the consent of any holders of debt securities for any of the following purposes:

  (1)
  to evidence the succession of another person as obligor under the Indenture;

  (2)
  to add to our covenants for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred upon us in Indenture;

  (3)
  to add events of default for the benefit of the holders of all or any series of debt securities;

  (4)
  to change or eliminate any of the provisions of the Indenture, provided that any such change or elimination shall become effective only when there is no debt security outstanding of any series created prior to the modification or amendment which is entitled to the benefit of such provision;

  (5)
  to secure the debt securities;

  (6)
  to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under the Indenture by more than one Trustee;

  (7)
  to cure any ambiguity, defect or inconsistency in the Indenture, provided that such action shall not adversely affect the interests of holders of debt securities of any series issued under the Indenture in any material respect; or

  (8)
  to supplement any of the provisions of the Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of debt securities, provided that such action shall not adversely affect the interests of the holders of the debt securities of any series in any material respect (Section 901).

        The Indenture provides that in determining whether the holders of the requisite principal amount of outstanding debt securities of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of holders of debt securities, debt securities owned by us, or by any other obligor upon the debt securities or any affiliate of ours, Equity Residential or of any other obligor, shall be disregarded.

        The Indenture contains provisions for convening meetings of the holders of debt securities of a series (Section 1501). A meeting may be called at any time by the Trustee, and also, upon request, by us or by the holders of at least 10% in principal amount of the outstanding debt securities of such series, or in any such case, upon notice given as provided in the Indenture (Section 1502). Except for any consent that must be given by the holder of each debt security affected by certain modifications and amendments of the Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of the outstanding debt securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the outstanding debt securities of that series. Any resolution passed or decision taken at any meeting of holders of debt securities of any series duly held in accordance with the Indenture will be binding on all holders of debt securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or presenting a majority in principal amount of the outstanding debt securities of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the holders of not less than a specified percentage in principal amount of the outstanding debt securities of a series, the persons holding or representing such specified percentage in principal amount of the outstanding debt securities will constitute a quorum (Section 1504).

        Notwithstanding the foregoing provisions, if any action is to be taken at a meeting of holders of debt securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the Indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all outstanding debt securities affected thereby, or of the holders of any series and one or more additional series:

  (1)
  there shall be no minimum quorum requirement for the meeting; and

  (2)
  the principal amount of the outstanding debt securities of the series that vote in favor of the request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the Indenture (Section 1504).

Discharge, Defeasance and Covenant Defeasance

        We may discharge certain obligations to holders of any series of debt securities that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the Trustee, in trust, funds in an amount sufficient to pay and discharge the entire indebtedness on such debt securities in respect of principal and premium (if any) and interest to the date of such deposit (if such debt securities have become due and payable) or to the stated maturity or redemption date, as the case may be (Section 1401).

        The Indenture provides that, if the provisions of Article Fourteen of the Indenture are made applicable to the debt securities of or within any series pursuant to Section 301 of the Indenture, we may elect either

  (1)
  to defease and be discharged from any and all obligations with respect to such debt securities (except for the obligations to register the transfer or exchange of such debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of such debt securities and to hold moneys for payment in trust) (referred to herein as "defeasance") (Section 1402), or

  (2)
  to be released from its obligations with respect to such debt securities under Sections 1004 to 1010, inclusive, of the Indenture (being the restrictions described under "Certain Covenants") and any omission to comply with such obligations shall not constitute a default or an event of default with respect to the debt securities (referred to herein as "covenant defeasance") (Section 1403), in either case upon the irrevocable deposit by us with the Trustee, in trust, of an amount, in cash or Government Obligations (as defined below), or both, which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient without reinvestment to pay the principal of and premium (if any) and interest on such debt securities on the scheduled due dates therefor.

        Such a trust may only be established if, among other things, we have delivered to the applicable Trustee an opinion of counsel (as specified in the Indenture) to the effect that the holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred, and the opinion of counsel, in the case of defeasance, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the Indenture (Section 1404).

        "Government Obligations" means securities that are (1) direct obligations of the United States of America, for the payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, that are not callable or redeemable at the option or the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any Government Obligation or specific payment of interest on or principal of any Government Obligation held by the custodian for the account of the holder of a depository receipt, provided that (except as required by law) the custodian is not authorized to make any deduction from the amount payable to the holder of the depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by the depository receipt.

        In the event we effect covenant defeasance with respect to any debt securities, and those debt securities are declared due and payable because of the occurrence of any event of default other than the event of default described in clause (3) under "Events of Default, Notice and Waiver" with respect to Sections 1004 to 1010, inclusive, of the Indenture (which Sections would no longer be applicable to such debt securities), the amount of Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on such debt securities at the time of their stated maturity but may not be sufficient to pay amounts due on such debt securities at the time of the acceleration resulting from the event of default. However, we would remain liable to make payment of such amounts due at the time of acceleration.

        The applicable prospectus supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance including any modifications to the provisions described above, with respect to the debt securities of or within a particular series.

Redemption of Securities

        The Indenture provides that the debt securities may be redeemed at any time at our option, in whole or in part, at the redemption price, except as may otherwise be provided in connection with any debt securities or series thereof.

        From and after notice has been given as provided in the Indenture, if funds for the redemption of any debt securities called for redemption shall have been made available on the redemption date, such debt securities will cease to bear interest on the date fixed for such redemption specified in such notice and the only right of the holders of the debt securities will be to receive payment of the redemption price.

        Notice of optional redemption of any debt securities will be given to holders at their addresses, as shown in the security register, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the redemption price and the principal amount of the debt securities held by the holder to be redeemed.

        If we elect to redeem debt securities, we will notify the Trustee at lease 45 days prior to the redemption date (or such shorter period as satisfactory to the Trustee) of the aggregate principal amount of debt securities to be redeemed and the redemption date. If less than all the debt securities are to be redeemed, the Trustee shall select the debt securities to be redeemed pro rata, by lot or in such manner as it shall deem fair and appropriate.

Book Entry Registration

        If the applicable prospectus supplement so indicates, the debt securities will be represented by one or more certificates (the "Global Notes"). The Global Notes representing debt securities will be deposited with, or on behalf of, The Depository Trust Company ("DTC") or other successor depository appointed by us (DTC or such other depository is herein referred to as the "Depository") and registered in the name of the Depository or its nominee. Unless and until it is exchanged in whole or in part for debt securities in definitive form under the limited circumstances described below, the Global Note may not be transferred except as a whole (i) by DTC for the Global Note to a nominee of DTC, (ii) by a nominee of DTC to DTC or another nominee of DTC, or (iii) by DTC or any such nominee to a successor of DTC or a nominee of such successor.

        DTC currently limits the maximum denomination of any single Global Note to $150,000,000. Therefore, for purposes hereof, "Global Note" refers to the Global Note or Global Notes representing the entire issue of debt securities of a particular series.

        Ownership of beneficial interests in the Global Note will be limited to persons that have accounts with DTC for the Global Note ("participants") or persons that may hold interests through participants. Upon the issuance of the Global Note, DTC will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal amounts of the debt securities represented by the Global Note beneficially owned by such participants. Ownership of beneficial interests in the Global Note will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by DTC (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer, or pledge beneficial interests in the Global Note.

        So long as DTC or its nominee is the registered owner of the Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the Global Note for all purposes under the Indenture. Except as set forth below, owners of beneficial interests in the Global Note will not be entitled to have the debt securities represented by the Global Note registered in their names, will not receive or be entitled to receive physical delivery of the debt securities in definitive form, and will not be considered the owners or holders thereof under the Indenture. Accordingly, each person owning a beneficial interest in the Global Note must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Indenture.

        We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in the Global Note desires to give or take any action that a holder is entitled to give or take under the Indenture, DTC would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners holding through them.

        Principal and interest payments on debt securities represented by the Global Note will be made to DTC or its nominee, as the case may be, as the registered owner of the Global Note. Neither we nor the Trustee, or any other agent of ours or agent of the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Note or for maintaining, supervising, or reviewing any records relating to such beneficial ownership interests.

        We expect that DTC, upon receipt of any payment of principal or interest in respect of the Global Note, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the Global Note as shown on the records of DTC. We also expect that payments by participants to owners of beneficial interests in the Global Note held through such participants will be governed by standing customer instructions and customary practices, as is not the case with the securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants.

        If DTC is at any time unwilling or unable to continue as depository for the debt securities and we fail to appoint a successor Depository registered as a clearing agency under the Exchange Act within 90 days, we will issue the debt securities in definitive form in exchange for the Global Note. Any debt securities issued in definitive form in exchange for the Global Note will be registered in such name or names, and will be issued in denominations of $1,000 and such integral multiples thereof, as DTC shall instruct the Trustee. It is expected that such instructions will be based upon directions received by DTC from participants with respect to ownership of beneficial interests in the Global Note.

        DTC has advised us of the following information regarding DTC. DTC is a limited-purpose trust company organized under the Banking Laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of transactions among its participants in the securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations, some of which (and/or their representatives) own DTC. Access to DTC book-entry system is also available to others, such as banks, brokers, dealers, and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Same-day Settlement

        Unless the applicable prospectus supplement so indicates, settlement for the debt securities will be made by the underwriters, dealers or agents in immediately available funds and all payments of principal and interest on the debt securities will be made by us in immediately available funds.

        Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearinghouse or next-day funds. In contrast, the debt securities subject to settlement in immediately available funds will trade in DTC's Same-Day Funds Settlement System until maturity or until the debt securities are issued in certificated form, and secondary market trading activity in such debt securities will therefore be required by DTC to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the debt securities.

PLAN OF DISTRIBUTION

        We may sell the debt securities to one or more underwriters for public offering and sale by them or may sell the debt securities to investors directly or through agents. Any underwriter or agent involved in the offer and sale of the debt securities will be named in the applicable prospectus supplement.

        Underwriters may offer and sell the debt securities at a fixed price or prices, which may be changed, at prices related to the prevailing market prices at the time of sale or at negotiated prices. We may, from time to time, authorize underwriters acting as our agents to offer and sell the debt securities upon the terms and conditions as are set forth in the applicable prospectus supplement. In connection with the sale of the debt securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the debt securities for whom they may act as agent. Underwriters may sell debt securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

        Any underwriting compensation paid by us to underwriters or agents in connection with the offering of the debt securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the debt securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the debt securities may be deemed underwriting discounts and commissions, under the Securities Act. Underwriters, dealer and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

        If the applicable prospectus supplement indicates, we will authorize underwriters or other persons acting as our agents to solicit offers by certain institutions to purchase debt securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the prospectus supplement. The amount of each contract and the aggregate principal amount of debt securities sold pursuant to contracts shall be the respective amounts stated in the applicable prospectus supplement. Contracts, when authorized, may be made with institutions such as commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to our approval. Contracts will not be subject to any conditions except (1) the purchase by an institution shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which an institution is subject, and (2) if the debt securities are being sold to underwriters, we shall have sold to those underwriters the total principal amount of the debt securities less the principal amount thereof covered by contracts.

        Some of the underwriters, dealers or agents and their affiliates may be customers of, engage in transactions with and perform services for us and our subsidiaries in the ordinary course of business.

EXPERTS

        Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 1999 and have audited Lexford Residential Trust's consolidated financial statements and schedules included in our Current Report on Form 8-K, dated June 30, 1999, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. These financial statements and schedules are incorporated by reference in reliance on Ernst & Young LLP's reports given on their authority as experts in accounting and auditing.

LEGAL MATTERS

        The legality of the debt securities offered hereby will be passed upon for us by Piper Marbury Rudnick & Wolfe, Chicago, Illinois, and, with respect to any underwritten offering of debt securities, certain legal matters will be passed upon for the underwriters by Hogan & Hartson L.L.P., Washington, D.C. Hogan & Hartson L.L.P. from time to time provides services to Equity Residential and other entities controlled by Mr. Zell. Errol R. Halperin, a partner of Piper Marbury Rudnick & Wolfe, is a trustee of Equity Residential.

$400,000,000

ERP OPERATING LIMITED PARTNERSHIP

6.625% Notes due March 15, 2012

P r o s p e c t u s S u p p l e m e n t March 11, 2002

Joint Book-Running Managers

Banc of America Securities LLC

JPMorgan

Banc One Capital Markets, Inc.

Wachovia Securities

Commerzbank Securities

PNC Capital Markets, Inc.

QuickLinks

ERP OPERATING LIMITED PARTNERSHIP
RISK FACTORS
WHERE YOU CAN FIND MORE INFORMATION ABOUT US
USE OF PROCEEDS
DESCRIPTION OF NOTES
UNDERWRITING
LEGAL MATTERS
COMPENSATION OF TRUSTEES
EXECUTIVE COMPENSATION
EMPLOYMENT CONTRACTS AND CHANGE IN CONTROL ARRANGEMENTS
$1,430,000,000 ERP OPERATING LIMITED PARTNERSHIP DEBT SECURITIES

WHERE YOU CAN FIND MORE INFORMATION ABOUT US
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
OUR BUSINESS
OUR ANTICIPATED USE OF PROCEEDS FROM SALES OF DEBT SECURITIES
RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERENCE UNIT DISTRIBUTIONS
DESCRIPTION OF DEBT SECURITIES
PLAN OF DISTRIBUTION
EXPERTS
LEGAL MATTERS